                                                                 EXHIBIT (d)(4)


                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of May 16, 1997 (the "Effective Date"), by and between ICCE, Inc., a Georgia corporation, (the "Company"), and David C. Cooper, an individual resident of Georgia (the "Executive").

     WHEREAS, Executive was an executive officer and shareholder of David C. Cooper & Associates, Inc. ("Cooper") and DCCA Professional Temporaries, Inc. ("DCCA"), each of which was merged with and has become a subsidiary of the Company;

     WHEREAS, the Company recognizes the contributions of Executive in such capacity;

     WHEREAS, Executive is expected to make a significant contribution to the success and development of the Company; and

     WHEREAS, Executive is willing to render services to the Company and/or one or more of its subsidiaries on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Executive and the Company including, without limitation, the promises and covenants of the parties set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                                   EMPLOYMENT

     Section 1.1 TERM OF EMPLOYMENT. The term of Executive's employment hereunder shall commence on the Effective Date hereof and continue for a period of three (3) years, unless earlier terminated as provided in this Agreement. At the end of the initial three year term, this Agreement shall automatically renew for consecutive one year terms unless either party hereto gives written notice to the other of its intent to terminate sixty (60) days prior to the end of any term.

     Section 1.2 DUTIES AND RESPONSIBILITIES OF EXECUTIVE. Executive is hereby employed full time as the Chairman of the Board of the Company. Executive shall devote his full time, energy, and skill to such office and shall do and, perform all services and acts necessary or advisable to fulfill the duties of such office. In his capacity as an officer of the Company, Executive shall report to the Board of Directors of the Company, and shall conduct and perform such additional services and activities as may be determined from time to time by the Board of Directors which are normal and customary for the Chairman of the Board of a similarly situated Company. Executive's authority and responsibility in the Company shall at all times be subject to the review and discretion of the Board of Directors, who shall have the final authority to make decisions regarding the business of the Company. Executive acknowledges that he has a duty of loyalty to the Company and shall not engage in, directly and indirectly, any other business or activity that could materially and adversely affect the Company's business or the Executive's ability to perform his duties under this Agreement, provided, however, that the Executive shall be free to participate in board, civic and charitable activities so long as such activities do not interfere with his duties and responsibilities hereunder.

     Section 1.3 COMPENSATION. For services to be rendered by Executive under this Agreement, Company shall pay Executive as follows: Prior to any firm commitment underwritten public offering of the Company's equity securities (an "IPO"), Executive shall be paid a monthly base salary of 100% of the cash basis earnings of Cooper and DCCA for the previous month, adjusted for non-deductible items and corporate level taxes payable, if any. Such salary shall be reduced by the Executive's allocable percentage (based on his equity interest in the Company) of the aggregate of such amounts as in the Board of Directors' judgment are necessary to operate the Company. Such salary shall be paid at times during the year to be designated by the Company's Board of Directors. Subsequent to an IPO, Executive shall be paid an annual base salary of $200,000. In addition, subsequent to an IPO, the Executive shall receive bonus compensation in an amount to be agreed upon. Such bonus compensation shall be based on (1) the year-to-year growth in earnings before interest, taxes, depreciation and amortization of Cooper and DCCA and (2) the success of the Company's acquisition program.

     Section 1.4 Benefits.

             (a) VACATION. Executive shall be entitled to six weeks paid vacation annually during his employment by the Company hereunder. Any vacation not used during any calendar year shall be forfeited, except that one week's unused vacation may be carried forward to the year following the year in which such vacation entitlement accrued.

             (b) LIFE, DISABILITY AND RETIREMENT PROGRAMS. Executive shall be entitled to participate in any life, disability and retirement programs that are generally offered to or provided for the senior management personnel of the Company and its subsidiaries.

             (c) GROUP INSURANCE. Executive shall be entitled to participate in such group health and dental insurance programs (including spouse coverage) as may from time to time be offered generally to all of the other members of the senior management personnel of the Company and its subsidiaries.

     Section 1.5 BUSINESS EXPENSES. Executive shall be entitled to reimbursement of all ordinary and necessary business expenses reasonably incurred for business travel, communications (including cell phones and pager), entertainment and meals in connection with the performance of Executive's duties under this Agreement in accordance with the Company's established policies for reimbursement of business expenses. The Company expects Executive to attend and participate in continuing education seminars and courses with respect to the staffing industry and business management related to his duties, and the Company will reimburse all ordinary and necessary expenses of such attendance and participation. Such continuing education courses and seminars will be scheduled in conjunction with the other officers of the Company to assure coordination of schedules.

                                   ARTICLE II

                             COVENANTS OF EXECUTIVE

     Section 2.1 CONFIDENTIALITY. Executive recognizes the interest of the Company in maintaining, the confidential nature of its proprietary and other business and commercial information. In connection therewith, Executive covenants that during the term of his employment with Company under this Agreement, and for a period of one (1) year thereafter, Executive shall not, directly or indirectly, except as authorized by the Board of Directors, publish, disclose or use for his own benefit or for the benefit of a business or entity other than the Company or otherwise, any secret or confidential matter, or proprietary or other information not in the public domain that was acquired by Executive during his employment, relating to the Company's, or any of its subsidiaries' businesses, operations, customers, suppliers, products, employees, financial affairs or industry practices, technology, know-how or intellectual property or other similar information (the "Proprietary Information").

     Executive will abide by the Company's policies and regulations, as established from time to time, for the protection of its Proprietary Information. Executive acknowledges that all records, files, data, documents and the like relating to suppliers, customers, costs, prices, systems, methods, personnel, technology and other materials relating to the Company or its affiliated entities shall be and remain the sole property of the Company and/or such affiliated entity and shall, upon the request of the Company, turn over all copies of such Proprietary Information to the Company (together with a written statement certifying as to his compliance with the foregoing).

     Section 2.2 NON-SOLICITATION OF CUSTOMERS. During the term of his employment with the Company, and for a period of one (1) year thereafter, unless Executive is terminated other than for Cause (as defined below) or Executive resigns for Good Reason (as defined below), Executive shall not directly or indirectly, through one or more intermediaries or otherwise, solicit, direct or appropriate, or attempt to solicit, direct or appropriate any individual or entity which was, at the time of termination of Executive's employment, a customer or client of the Company for the purpose of providing a service or product to such customer or client which is the same type of service or product offered or provided by the Company at the time of termination of Executive's employment, with the Company.

     Section 2.3 NON-COMPETE. During the term of his employment with the Company, and for a period of two (2) years thereafter, unless Executive is terminated other than for Cause (as defined below) or Executive resigns for Good Reason (as defined below), Executive shall not, without the prior written consent of the Board of Directors, which consent may be withheld at the sole discretion of the Board of Directors, engage or participate in, as a business executive or equity owner of any business or enterprise that directly competes in any geographical area with any line of business in which the Company was engaged in at the time of termination of Executive's employment with the Company; provided, however, that nothing in this Section 2.3 shall prohibit Executive from acquiring or holding, for investment purposes only, less than five percent (5 %) of the outstanding publicly traded securities of any corporation which may compete directly or indirectly with the Company.

     Section 2.4 NON-SOLICITATION OF EMPLOYEES. During the term of his employment with the Company, and for a period of one (1) year thereafter, unless Executive is terminated other than for Cause (as defined below) or Executive resigns for Good Reason (as defined below), Executive shall not, directly or indirectly, through one or more intermediaries or otherwise, employ, induce, solicit for employment, or assist others in employing, inducing or soliciting for employment any individual who is at any time during such period an employee of the Company for the purpose of providing services that are the same or similar to the types of services offered or engaged in by the Company at the time of termination of Executive's employment with the Company.

     Section 2.5 TRADE SECRETS. The Executive shall not, at any time, either during the term of his employment or after any termination of employment, use or disclose any Trade Secrets (as defined under applicable law) of the Company or its subsidiaries, except in fulfillment of his duties as the Executive during his employment, for so long as the pertinent information or data remain Trade Secrets, whether or not the Trade Secrets are in written or tangible form.

                                   ARTICLE III

                                 TERMINATION OF EMPLOYMENT

     Section 3.1 TERMINATION BY COMPANY. Executive's employment may be terminated by the Company by giving notice during the term of this Agreement upon the occurrence of one or more of the following events:

             (a) Executive's death or disability which renders Executive incapable of performing his duties for more than one hundred twenty (120) calendar days (termination under this Section 3.1 (a) shall be deemed termination without Cause);

             (b) for any reason following a determination by the Board of Directors to terminate Executive's employment (termination under this Section
3. 1(b) shall be deemed termination without Cause); or

             (c) "for Cause", which for purposes of this Agreement shall mean that the Executive shall have:

                 (i) committed an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company which has a material adverse effect upon the Company;

                 (ii) inflicted intentional wrongful material damage to any material asset of the Company or the Company;

                 (iii) intentionally and wrongfully violates Article II of this Agreement, which violation has a material adverse effect upon the Company;

                 (iv) been convicted of a felony or any similar crime carrying a prison term of at least one year (regardless of whether imprisonment is actually imposed);

                 (v)   a habitual and debilitating use of alcohol or drugs; or

                 (vi) failed to meet performance expectations, as determined and articulated by the Company's Board of Directors; PROVIDED, HOWEVER, that in the event of this subsection (vi) being the sole reason for a termination for Cause, Executive shall have the cure provisions and rights provided for in Section 3. 1 (d) hereof.

             (d) In the event of a determination by the Company's Board of Directors that the Executive has failed to meet performance expectations, the Company shall furnish to Executive in writing a notice of proposed termination setting forth a specific statement of the deficiencies in his performance. Executive shall then have a period of ninety (90) days after the giving of such written notice of proposed termination by the Company in which to attempt to effect a cure of the specified deficiencies. If at the end of such ninety (90) day period no such cure has been effected to the reasonable satisfaction of the Board of Directors of the Company, then Executive's employment shall be terminated as of the end of such ninety (90) day period. The Company shall be obligated to provide to Executive only one such notice of proposed termination, and if subsequent to effecting a cure of specified deficiencies the Executive is determined by the Board of Directors to have again failed to meet performance expectations, then his employment may be terminated immediately upon the Company's giving of notice of termination to Executive which specifies his deficiencies in performance.

     Section 3.2 GOOD REASON. For purposes of this Agreement, "Good Reason" shall mean, without the express written consent of Executive, the occurrence of any of the following events unless such events are fully corrected within thirty (30) days following written notification by Executive to the Company that he intends to terminate his employment hereunder for one of the reasons set forth below:

             (a) a material breach by the Company of any material provision of this Agreement, the Registration Rights Agreement to which Executive is a party of even date herewith, or the Shareholders Agreement to which Executive is a party of even date herewith, including, but not limited to, the assignment to Executive of any duties inconsistent with Executive's position in the Company or a material adverse alteration in the nature or status of Executive's responsibilities;

             (b) the relocation of Executive out of the Atlanta area; or

             (c) the occurrence of a "Change in Control" as defined below.

     For purposes of this Agreement a "Change in Control" shall mean an event as a result of which: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 30% of the total voting power of the voting stock of the Company; (ii) the Company consolidates with, or merges with or into another corporation or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets, or substantially all of the assets of or all of the Company's interest in Cooper or DCCA, to any person or any corporation consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding voting stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where (A) the outstanding voting stock of the Company is changed into or exchanged for (x) voting stock of the surviving or transferee corporation or (y) cash, securities (whether or not including voting stock) or other property, and (B) the holders of the voting stock of the Company immediately prior to such transaction own, directly or indirectly, not less than 30% of the voting power of the voting stock of the surviving corporation immediately after such transaction; or (iii) individuals who at the date of the Merger constitute the Board of the Company (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of 66-2/3% of the directors then still in office who were directors at the date of the Merger or whose election or nomination for election was previously so approved) ceased for any reason to constitute a majority of the Board of the Company then in office; or (iv) the Company is liquidated or dissolved or adopts a plan of liquidation; provided, however, that a Change in Control shall not include the Merger.

     Section 3.3 SEVERANCE. For purposes of this Agreement, Executive's entitlement to any severance payments upon termination of his employment shall be as set forth below:

             (a) TERMINATION WITHOUT CAUSE.

                 (i)   Executive may not be terminated prior to the IPO;

                 (ii) If Executive is terminated without Cause or resigns for Good Reason at any time, Executive shall be entitled to severance pay of a lump sum equal to three times the sum of (i) his annual salary then in effect plus (ii) the amount of his bonus as calculated based on the results of operations for the twelve months prior to such termination.

             (b) VOLUNTARY TERMINATION. If Executive voluntarily resigns for reason other than Good Cause, Executive shall receive a lump sum severance payment equal to his then current annual salary. Executive shall provide a minimum of thirty (30) days prior notice to the Chief Executive Officer of his resignation. In the event Executive shall provide thirty (30) days prior written notice of his intent to resign, the Company may accept such resignation effective as of any date during such thirty (30) day period as the Company deems appropriate, provided that Executive shall receive from the Company his salary and be entitled to participate at the Company's expense in any Company sponsored benefit programs in which he was a participant as of the effective date of his resignation for the duration of such thirty (30) day period.

             (c) FOR CAUSE. Executive shall not be entitled to any severance pay whatsoever if his employment is terminated "for Cause" pursuant to
Section 3.1(c) of this Agreement, unless severance pay is approved by the Board of Directors of the Company in its sole discretion, provided, however, that the Executive shall receive such annual salary that is accrued but unpaid up to the date of such termination for Cause. If termination is for Cause pursuant to Section 3. 1 (c)(vi), then Executive shall be entitled to severance equal to pay for the remainder of the then current term of this Agreement, or equal to one year's salary at his then current rate, whichever is greater.

                                   ARTICLE IV

                               GENERAL PROVISIONS

     Section 4.1 WITHHOLDING OF TAXES. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes and withholdings as shall be required pursuant to any applicable law, rule or regulation.

     Section 4.2 NOTICE. For purposes of this Agreement, all communications including, without limitation, notices, consents, requests or approvals, provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or five (5) business days after having been mailed by United States registered mail or certified mail, return receipt requested, postage prepaid, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office or to Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except the notices of change of address shall be effective only upon receipt.

     Section 4.3 VALIDITY. It is not the intent of any party hereto to violate any public policy of any jurisdiction in which this Agreement may be enforced. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it valid, enforceable and legal; provided, however, if the provision so held to be invalid, unenforceable or otherwise illegal constituted a material inducement to a party's execution and delivery of this Agreement, then such provision shall not be reformed unless prior to any reformation that party agrees to be bound by the reformation.

     Section 4.4 ENTIRE AGREEMENT. This Agreement supersedes any other agreements, oral or written, between the parties with respect to the subject matter hereof, and contains all of the agreements and understandings between the parties with respect to the employment of Executive by the Company. Any waiver or modification of any term of this Agreement shall be effective only if it is set forth in a writing signed by both parties hereto.

     Section 4.5 SUCCESSORS AND BINDING AGREEMENT.

             (a) This Agreement shall be binding upon and inure to the benefit of the Company and any Successor of or to the Company, but shall not otherwise be assignable or delegable by the Company. "Successor" shall mean any successor in interest, including, without limitation, any entity, individual or group of persons acquiring directly or indirectly all or substantially all of the business or assets of the Company, as the case may be, Whether by sale, merger, consolidation, reorganization or otherwise.

             (b) The Company shall require any Successor to agree at the time of becoming a Successor to perform this Agreement to the same extent as the original parties would be required if no succession had occurred.

             (c) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, heirs, distributee and legatees.

             (d) This Agreement is personal in nature and neither of the parties shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in this Section 4.5.

     Section 4.6 CAPTIONS. The captions in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

     Section 4.7 MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and the Company. No waiver by a party hereto at any time of any breach by another party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provision or conditions at the same or at any prior or subsequent time.

     Section 4.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

"Company":

ICCE, Inc.                                   "Executive"


By: /S/ TIMOTHY MANN                         /S/ DAVID C. COOPER
   ---------------------------------         ---------------------------------
     Signature                               David C. Cooper

TIMOTHY MANN                                 Print Residence Address:
------------------------------------
Print Name
                                             ---------------------------------
PRESIDENT
------------------------------------
Print Title                                  ---------------------------------

                               AMENDMENT NO. 1 TO
                              EMPLOYMENT AGREEMENT


     THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (the "Amendment") is made as of May 16, 1997 (the "Effective Date"), by and between ICCE, Inc., a Georgia corporation, (the "Company"), and David C. Cooper, an individual resident of Georgia ("Executive").

     WHEREAS, Executive is an executive officer and shareholder of the Company; and

     WHEREAS, Executive and the Company entered into that certain Employment Agreement dated as of May 16, 1997 (the "Agreement"); and

     NOW, THEREFORE, for $10.00 in hand paid by the Company to Executive and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Executive and the Company including, without limitation, the promises and covenants of the parties set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                                  AMENDMENTS TO
                              EMPLOYMENT AGREEMENT

     Section 1.1 AMENDMENT TO ARTICLE I. Section 1.3 of the Agreement is hereby deleted and replaced with the following:

     "Section 1.3 COMPENSATION. For services to be rendered by Executive under this Agreement, Company shall pay Executive as follows: Executive shall be paid an annual base salary of $200,000, plus bonus compensation in an amount to be agreed upon by Company and Executive. At the sole discretion of the Board of Directors of the Company, Executive's annual salary may be increased from time to time."

     Section 1.2 AMENDMENTS TO ARTICLE II. Sections 2.1, 2.2, 2.3, 2.4 and
2.5 of the Agreement are hereby deleted and replaced with the following:

     "Section 2.1 CONFIDENTIALITY. Executive recognizes the interest of the Company in maintaining the confidential nature of its proprietary and other confidential business and commercial information. In connection therewith, Executive covenants that during the term of Executive's employment with Company under this Agreement, and for a period of two (2) years thereafter, Executive shall not, directly or indirectly, except as authorized by the Board, publish, disclose or use for Executive's own benefit or for the benefit of a business or entity (other than the Company) or otherwise, any secret or confidential matter, or proprietary or other information not in the public domain that was acquired by Executive during Executive's employment, relating to the Company's or any of its subsidiaries' businesses, operations, customers, suppliers, products, employees, financial affairs or industry practices, technology, know-how or intellectual property or other similar information (the "Proprietary Information").

     Notwithstanding the foregoing, to the extent Proprietary Information constitutes a Trade Secret (as that term is defined below, or otherwise defined under applicable law), then Executive shall not, at any time, either during the term of Executive's employment or after any termination of employment, use or disclose any Trade Secrets of the Company or any of its subsidiaries, except in fulfillment of Executive's duties as the Executive during Executive's employment, for so long as the pertinent information or data remain Trade Secrets, whether or not the Trade Secrets are in written or tangible form. As used herein, "Trade Secret" means information which derives economic value, actual or potential, from not being generally known to, or readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and which is subject to reasonable efforts by the Company to maintain the secrecy thereof.

     Executive will abide by the Company's policies and regulations, as established from time to time, for the protection of its Proprietary Information. Executive acknowledges that all records, files, data, documents and the like relating to suppliers, customers, costs, prices, systems, methods, personnel, technology and other materials relating to the Company or its affiliated entities shall be and remain the sole property of the Company and/or such affiliated entity and shall, upon the request of the Company, turn over all copies of such Proprietary

Information to the Company (together with a written statement certifying as to Executive's compliance with the foregoing).

     Section 2.2 NON-SOLICITATION OF CUSTOMERS. During the term of Executive's employment with the Company, and for a period of two (2) years thereafter, unless Executive is terminated other than for Cause (as defined below) or Executive resigns for Good Reason (as defined below), Executive shall not directly or indirectly, through one or more intermediaries or otherwise, solicit or attempt to solicit Customers to induce or encourage them to acquire or obtain from anyone other than the Company, service competitive with or substitute for any Company Service. For purposes of this Section, a "Customer" refers to any person or group of persons with whom Employee had direct material contact with regard to the selling, delivery or support of Company Services, including servicing such person's or group's account, during the two (2) year period preceding termination of Executive's employment; and "Company Services" refers to the services that the Company or any of its subsidiaries offered or sold within six (6) months prior to the date of termination of Executive's employment. For purposes of this Article II the "Restricted Territory" shall be the area that is within thirty (30) miles of the city limits of Atlanta, Georgia. In the event Executive manages additional offices for the Company, the Executive and the Company agree to amend this Agreement, by execution of an amendment pursuant to Section 4.5 hereof, to change the Restricted Territory accordingly.

     Section 2.3 NON-COMPETE. During the term of Executive's employment with the Company, and for a period of two (2) years thereafter, unless Executive is terminated other than for Cause (as defined below) or Executive resigns for Good Reason (as defined below), Executive shall not, without the prior written consent of the Board of Directors, which consent may be withheld at the sole discretion of the Board of Directors, engage or participate within the Restricted Territory, as a business executive, employee, consultant, or equity owner of any business or enterprise that directly competes with any line of business (i) in which the Company or any of its subsidiaries was engaged at the time of termination of Executive's employment with the Company and (ii) in which Executive was materially involved or responsible for; provided, however, that nothing in this Section 2.3 shall prohibit Executive from acquiring or holding, for investment purposes only, five percent (5%) or less of the outstanding publicly traded securities of any corporation.

     Section 2.4 NON-SOLICITATION OF EMPLOYEES. During the term of Executive's employment with the Company, and for a period of two (2) years thereafter, unless Executive is terminated other than for Cause (as defined below) or Executive resigns for Good Reason (as defined below), Executive shall not, directly or indirectly, through one or more intermediaries or otherwise, employ, induce, solicit for employment, or assist others in employing, inducing or soliciting for employment any individual who is at any time during such period an employee of the Company or any of its subsidiaries for the purpose of providing services within the Restricted Area that are the same or similar to the types of services offered or engaged in by the Company or any of its subsidiaries at the time of termination of Executive's employment with the Company.

     Section 2.5 Intentionally Omitted.

                                   ARTICLE II

                               GENERAL PROVISIONS

     Section 2.1 WAIVER. Executive hereby waives any "change in control" as that term is defined in the Employment Agreement which occurs due to any transaction between the Company and Acsys Resources, Inc.

     Section 2.2 VALIDITY. It is not the intent of any party to this Amendment to violate any public policy of any jurisdiction in which the Agreement, as amended hereby, may be enforced. If any provision of this Amendment or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Amendment and the application of such provision to any other person or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it valid, enforceable and legal; provided, however, if the provision so held to be invalid, unenforceable or otherwise illegal constituted a material inducement to a party's execution and delivery of this Amendment, then such provision shall not be reformed unless prior to any reformation that party agrees to be bound by the reformation.

     Section 2.3 ENTIRE AGREEMENT. The Agreement, as amended hereby, supersedes any other agreements, oral or written, between the parties with respect to the subject matter hereof, and contains all of the agreements and understandings between the parties with respect to the employment of Executive by the Company. Any waiver or modification of any term of the Agreement, as amended hereby, shall be effective only if it is set forth in a writing signed by both parties hereto. Except as amended and modified by this Amendment, the Agreement remains in full force and effect and is hereby ratified and affirmed by the parties hereto.

     Section 2.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

"Company":

ICCE, Inc.                                 "Executive"


By: /S/  Mark Strassman                   /S/ David C. Cooper
    -----------------------------         ------------------------------------
         Signature                            David C. Cooper


Mark Strassman
---------------------------------
Print Name

President
---------------------------------
Print Title